Exhibit 99.2

Internal Revenue Service	Department of the Treasury
Date:
June 28,2007
Taxpayer ldentification Number:
(Not used on TMPLetter)
Name of Partnership:
Ferrellgas, LP
Partnership ID Number:
Ferrellgas, Inc.	43-1698481
Tax Matters Partner	Tax Year Ended:
Ferrellgas, LP	200412
One Liberty Plaza	Person to Contact:
Liberty, MO 64068	Lisa J. Rupert
Employee Identification Number:
44-00008
Contact Hours:
8:00 am - 4:00 pm
Telephone Number:
(Not a toll-free number)
816-966-2468

NOTICE OF BEGINNING OF ADMINISTRATIVE PROCEEDING

We are required by law to send you this notice. This is your notice that we are starting an administrative proceeding at the partnership level with respect to partnership items related to the partnership return identified above. This means our office is beginning an examination (audit) of your partnership’s federal tax return. You have been identified as a partner. Our audit will be conducted at the partnership level through your Tax Matters Partner, who will officially represent the partnership in its dealings with the IRS. Please contact your Tax Matters Partner if you would like to participate in the proceedings. If applicable, we will mail you a notice of proposed changes upon completion of the audit.

Please be advised - We will be sending most communications, including document requests and conference notifications, only to the Tax Matters Partner who is responsible for keeping all partners apprised of scheduled events and the status of the proceedings. We urge you to maintain regular communications with your Tax Matters Partner regarding the progress of this examination. Any adjustment we make to the partnership’s return may affect your personal tax liability. This proceeding may present the only opportunity to challenge our findings. The results of our audit will apply to all partners even if your representative fails to keep you informed. Our records indicate that the most recent address of the partnership is:

One Liberty Plaza
Liberty, MO 64068

Letter 1787 (SC) (Rev. 4-2003)

Catalog Number 62157C

“Pass-thru” partners( estate, trust, S corporation, partnership, or nominee of another person) are required to forward a copy of this notice and all notices received from the IRS to all persons holding an interest in the above-named partnership. For example, if you are a partnership, you are required to send copies of this notice to your partners. You must do so within 30 days of receipt of the notice. The responsibilities of pass-thru partners are set forth in Treasury Regulation (26 C.F.R.) §301.6223(h)-1.

Tax Matters Partners are required to keep each partner informed of all IRS proceedings and any court case that may follow. You must furnish the IRS with the name, address, profits interest, and taxpayer identification number of each person who was a partner at any time during the year under examination. If you did not submit this information with the partnership return, or if the information that you submitted needs to be updated, please send the most current information to the IRS address shown in this letter. The responsibilities of the Tax Matters Partner are set forth in Treasury Regulation (26 C.F.R.) §301.6223(g)-1.

Your rights as a taxpayer are set forth in IRS Publication 1, Your Rights as a Taxpayer. Please refer to Publication 541, Partnerships, for information about partnership taxation.

If you have questions, you may write or call the IRS contact person whose name, address and telephone number are listed in the heading of this letter. If you write, please enclose a copy of this letter, and include your telephone number with the most convenient time for us to call you. If our number is outside of your local calling area, there will be a long distance charge to you.

Thank you for your cooperation.

Sincerely,

Lisa J. Rupert
Revenue Agent

Enclosures:
Copy of this letter

Letter 1787 (SC) (Rev. 4-2003)
Catalog Number 62157C